Columbia Financial, Inc. Announces Financial Results
for the First Quarter Ended March 31, 2022

Fair Lawn, New Jersey (April 27, 2022): Columbia Financial, Inc. (the “Company”) (NASDAQ: CLBK), the mid-tier holding company for Columbia Bank ("Columbia") and Freehold Bank ("Freehold"), reported net income of $20.4 million, or $0.20 per basic and diluted share, for the quarter ended March 31, 2022, as compared to net income of $21.0 million, or $0.20 per share basic and diluted share, for the quarter ended March 31, 2021. Earnings for the quarter ended March 31, 2022 reflected a higher provision for credit losses, lower non-interest income and higher non-interest expense, partially offset by higher net interest income and lower income tax expense.
Mr. Thomas J. Kemly, President and Chief Executive Officer commented: "We are pleased to report solid financial results for the first quarter of 2022. We posted solid profitability of $0.20 per basic share, while decreasing our funding costs and increasing our net interest margin, as well as improving our efficiency ratio. We look forward to expanding upon these positive results throughout the year, and we believe that we are well positioned to drive organic growth, as well as complete our acquisition of RSI Bank in the second quarter of 2022. The Company remains focused on investing in digital technology with an emphasis on enhancing customer experience."
Results of Operations for the Quarters Ended March 31, 2022 and March 31, 2021

Net income of $20.4 million was recorded for the quarter ended March 31, 2022, a decrease of $641,000, or 3.0%, compared to net income of $21.0 million for the quarter ended March 31, 2021. The decrease in net income was primarily attributable to a $2.7 million increase in provision for credit losses, a $1.6 million decrease in non-interest income, and a $3.0 million increase in non-interest expense, partially offset by a $6.0 million increase in net interest income and a $712,000 decrease in income tax expense.
Net interest income was $62.7 million for the quarter ended March 31, 2022, an increase of $6.0 million, or 10.5%, from $56.7 million for the quarter ended March 31, 2021. The increase in net interest income was primarily attributable to a $4.9 million decrease in interest expense, resulting from a decrease in interest expense on deposits and borrowings, coupled with a $1.1 million increase in interest income. The decrease in interest expense on deposits was driven by both an inflow of lower cost deposits and the repricing of existing deposits at reduced rates as a result of a sustained lower interest rate environment. The 25 basis point increase in interest rates announced by the Federal Reserve in March 2022 did not significantly impact first quarter results. The increase in interest income for the quarter ended March 31, 2022 was due to an increase in the average balance of interest-earning assets. Prepayment penalties, which are included in interest income on loans, totaled $1.3 million for the quarter ended March 31, 2022, compared to $968,000 for the quarter ended March 31, 2021.
The average yield on loans for the quarter ended March 31, 2022 decreased 25 basis points to 3.62%, as compared to 3.87% for the quarter ended March 31, 2021, due to the sustained lower interest rate environment. The average yield on securities for the quarter ended March 31, 2022 increased 15 basis points to 2.20%, as compared to 2.05% for the quarter ended March 31, 2021, as $47.4 million of higher yielding securities were purchased, and a number of adjustable rate securities tied to various indexes, repriced higher during the quarter. The average yield on other interest-earning assets for the quarter ended March 31, 2022 increased 214 basis points to 2.81%, as compared to 0.67% for the quarter ended March 31, 2021, as average cash balances in lower yielding bank accounts were redeployed into higher yielding loans and securities.

Total interest expense was $6.0 million for the quarter ended March 31, 2022, a decrease of $4.9 million, or 44.9%, from $10.9 million for the quarter ended March 31, 2021. The decrease in interest expense was primarily attributable to a 34 basis point decrease in the average cost of interest-bearing deposits which was partially offset by the impact of the increase in the average balance of deposits. The decrease in the cost of deposits was driven by both an inflow of lower cost deposits and the repricing of existing deposits at lower interest rates. Interest on borrowings decreased $700,000, or 34.6%, due to a decrease in the average balance of borrowings.

The Company's net interest margin for the quarter ended March 31, 2022 increased 18 basis points to 2.98%, when compared to 2.80% for the quarter ended March 31, 2021. The weighted average yield on interest-earning assets decreased 7 basis points to 3.27% for the quarter ended March 31, 2022 as compared to 3.34% for the quarter ended March 31, 2021. The average cost of interest-bearing liabilities decreased 32 basis points to 0.39% for the quarter ended March 31, 2022 as compared to 0.71% for the quarter ended March 31, 2021. The decrease in yields and costs for the quarter ended March 31, 2022 were largely driven by a continued lower interest rate environment. The net interest margin increased for the quarter ended March 31, 2022 as the cost of interest-bearing liabilities continued to reprice lower more rapidly than the yields on interest-earning assets and cash and cash equivalents were redeployed into higher yielding loans.
On January 1, 2022, the Company adopted ASU 2016-13, Financial Instruments-Credit Losses (Topic 326), also known as the Current Expected Credit Loss ("CECL") standard. CECL requires the measurement of all expected credit losses over the life of financial instruments held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. In connection with the adoption of CECL, the Company recognized a cumulative effect adjustment that increased stockholders' equity by $6.2 million, net of tax. At adoption and on a gross basis, the Company decreased its allowance for credit losses ("ACL") by $16.8 million for loans, increased its ACL for unfunded commitments, included in other liabilities, by $7.7 million, and established an ACL for debt securities available for sale of $490,000. The provision for credit losses for the quarter ended March 31, 2022 was $1.5 million, an increase of $2.7 million, from a reversal of provision for loan loss of $1.3 million recorded for the quarter ended March 31, 2021. The increase in provision for credit losses during the quarter was primarily attributable to an increase in the balances of loans and the consideration of economic conditions.
Non-interest income was $7.0 million for the quarter ended March 31, 2022, a decrease of $1.6 million, or 18.1%, from $8.6 million for the quarter ended March 31, 2021. The decrease was primarily attributable to a decrease in income from the gain on the sale of loans of $2.0 million and a decrease in income from title insurance fees of $663,000, partially offset by an increase in the change in fair value of equity securities of $667,000.
Non-interest expense was $40.7 million for the quarter ended March 31, 2022, an increase of $3.0 million, or 8.1%, from $37.7 million for the quarter ended March 31, 2021. The increase was primarily attributable to an increase in compensation and employee benefits expense of $2.6 million and an increase in data processing and software expenses of $496,000. The increase in compensation and employee benefits expense was due to an increase in staff levels and related personnel benefit costs, partially due the acquisition of Freehold Bank in December 2021. The increase in data processing and software expenses was attributable to the amortization of software costs related to several digital banking and other Fintech solutions. Included in other non-interest expense for the quarter ended March 31, 2022, were three litigation settlements paid or accrued for totaling $2.2 million, including a previously disclosed award of $1.3 million in attorney’s fees paid to the plaintiffs’ counsel in connection with the settlement of a lawsuit involving the Company and certain of its current and former directors regarding certain 2019 equity awards granted under the Company's 2019 Equity Incentive Plan. Non-interest expense for the quarter ended March 31, 2022 also includes the provision for credit losses for unfunded commitments of $648,000 related to the CECL standard.
Income tax expense was $7.2 million for the quarter ended March 31, 2022, a decrease of $712,000, as compared to $7.9 million for the quarter ended March 31, 2021, mainly due to a decrease in pre-tax income, and to a lesser extent, a decrease in the Company's effective tax rate. The Company's effective tax rate was 26.0% and 27.2% for the quarters ended March 31, 2022 and 2021, respectively.
Balance Sheet Summary

Total assets increased $13.0 million, or 0.1%, with a balance of $9.2 billion at both March 31, 2022 and December 31, 2021. The increase in total assets was primarily attributable to an increase in loans receivable, net of $131.7 million, and an increase in cash and cash equivalents of $25.0 million, partially offset by decreases in debt securities available for sale of $124.4 million, debt securities held to maturity of $10.7 million, and other assets of $10.0 million.
Cash and cash equivalents increased $25.0 million, or 35.3%, to $96.0 million at March 31, 2022 from $71.0 million at December 31, 2021. The increase was primarily attributable to repayments on loans and mortgage-backed securities and growth in deposits, partially offset by $47.4 million in purchases of debt securities available for sale and $21.7 million in repurchases of common stock under our stock repurchase program.
Debt securities available for sale decreased $124.4 million, or 7.3%, to $1.6 billion at March 31, 2022 from $1.7 billion at December 31, 2021. The decrease was attributable to repayments of $89.9 million, partially offset by purchases of $47.4 million, consisting primarily of corporate debt and mortgage-backed securities. The gross unrealized gain (loss) on debt securities available for sale decreased $80.2 million, predominately due to rising interest rates, and the allowance for credit losses on debt securities available for sale increased $1.1 million during the quarter ended March 31, 2022.
Debt securities held to maturity decreased $10.7 million, or 2.5%, to $419.0 million at March 31, 2022 from $429.7 million at December 31, 2021 due to repayments of $10.7 million.
Loans receivable, net, increased $131.7 million, or 2.1%, to $6.4 billion at March 31, 2022 from $6.3 billion at December 31, 2021. One-to-four family real estate loans, multi-family real estate loans, commercial real estate loans, and commercial business loans increased $87.4 million, $36.8 million, $13.5 million, and $14.3 million, respectively, partially offset by decreases in construction loans and home equity loans and advances of $33.4 million and $5.9 million, respectively. The allowance for credit losses for loans decreased $15.5 million to $47.2 million at March 31, 2022 from $62.7 million at December 31, 2021. A $16.8 million decrease in the allowance for credit losses for loans was recorded on January 1, 2022 upon adoption of the CECL standard. During the quarter ended March 31, 2022, the allowance for credit losses increased $916,000 primarily due to an increase in the outstanding balance of loans. The March 31, 2022 methodology and impact of loss rates and qualitative factors remained consistent with those established upon initial adoption.
Other assets decreased $10.0 million, or 4.0%, to $239.6 million at March 31, 2022 from $249.6 million at December 31, 2021. The decrease in other assets consisted of a decrease of $15.0 million in the collateral balance related to our swap agreement obligations, and a decrease of $4.9 million in interest rate swap assets, partially offset by an increase in net deferred tax assets of $8.9 million.
Total liabilities increased $59.6 million, or 0.7%, to $8.2 billion at March 31, 2022 from $8.1 billion at December 31, 2021. The increase was primarily attributable to an increase in total deposits of $24.8 million, or 0.3%, and an increase in borrowings of $55.4 million, or 14.7%, partially offset by a decrease in accrued expenses and other liabilities of $22.0 million, or 13.7%. The increase in total deposits consisted of increases in interest-bearing demand deposits, money market accounts, and savings and club deposits of $53.1 million, $39.0 million, and $28.6 million, respectively, partially offset by decreases in non-interest- bearings demand deposits and certificates of deposit accounts of $53.5 million, and $42.5 million, respectively. The increase in borrowings was primarily driven by a $65.5 million increase in FHLB overnight borrowings. The decrease in accrued expenses and other liabilities primarily consisted of a $9.5 million decrease in interest rate swap liabilities, a $9.3 million decrease in accrued bonus and a decrease in net deferred tax liabilities of $9.7 million, partially offset by an increase in allowance for credit losses for unfunded commitments of $8.3 million. Upon the initial adoption of the CECL standard on January 1 2022, an allowance for credit losses for unfunded commitments of $7.7 million was recorded.
Total stockholders’ equity decreased $46.6 million, or 4.3%, to $1.0 billion at March 31, 2022 from $1.1 billion at December 31, 2021. The decrease was primarily attributable to an increase of $54.4 million in unrealized losses on debt securities available for sale and interest rate swap contracts, net of taxes, included in other comprehensive income, and the repurchase of 1,023,519 shares of common stock totaling $21.7 million, or $21.19 per share, under our stock repurchase program, partially offset by net income of $20.4 million.
Asset Quality

The Company's non-performing loans at March 31, 2022 totaled $4.6 million, or 0.07% of total gross loans, as compared to $3.9 million, or 0.06% of total gross loans, at December 31, 2021. The $656,000 increase in non-performing loans was primarily attributable to an increase of $1.3 million in non-performing commercial real estate loans, partially offset by decreases of $566,000 and $65,000, respectively, in non-performing commercial business loans and home equity loans and advances. The increase in non-performing commercial real estate loans was due to an increase in the number of loans from one non-performing loan at December 31, 2021 to two loans at March 31, 2022. The decrease in non-performing commercial business loans was due to a decrease in the number of loans from six non-performing loans at December 31, 2021 to one non-performing loans at March 31, 2022. Non-performing assets as a percentage of total assets totaled 0.05% at March 31, 2022 as compared to 0.04% at December 31, 2021.
For the quarter ended March 31, 2022, net recoveries totaled $111,090, as compared to $1.5 million in net charge-offs for the quarter ended March 31, 2021.
The Company's allowance for credit losses on loans was $47.2 million, or 0.73% of total gross loans, at March 31, 2022, compared to $62.7 million, or 0.99% of total gross loans, at December 31, 2021. The decrease in the allowance for credit losses for loans was primarily attributable to the impact of the initial adoption of the CECL standard on January 1,2022, which resulted in a decrease to allowance for credit losses on loans of $16.8 million.
COVID-19

At March 31, 2022, there were two loans on deferral for $2.6 million, a decrease of $68.1 million, compared to $70.7 million at March 31, 2021, and a decrease of $21.7 million, compared to $24.3 million at December 31, 2021. These short-term loan modifications are treated in accordance with Section 4013 of the CARES Act and are not treated as troubled debt restructurings during the short-term modification period if the loan was not in arrears. The Consolidated Appropriations Act, 2021, which was enacted in late December 2020, extended certain provisions of the CARES Act through January 1, 2022, including provisions permitting loan deferral extension requests to not be treated as troubled debt restructurings. Subsequent modifications to these loans will be evaluated for troubled debt restructuring accounting treatment.
Subsequently, both of these loans are back on full repayment as the deferral period ended, and payments are current for April 2022.
About Columbia Financial, Inc.

The consolidated financial results include the accounts of Columbia Financial, Inc., its wholly-owned subsidiaries Columbia Bank and Freehold Bank, and their wholly-owned subsidiaries. Columbia Financial, Inc. is a Delaware corporation organized as Columbia Bank's mid-tier stock holding company. Columbia Financial, Inc. is a majority-owned subsidiary of Columbia Bank, MHC. Columbia Bank is a federally chartered savings bank headquartered in Fair Lawn, New Jersey that operates 62 full-service banking offices. Freehold Bank is a federally chartered savings bank headquartered in Freehold, New Jersey that operates 2 full-service banking offices. Both Banks offer traditional financial services to consumers and businesses in their market areas.
Forward Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “would,” “expects,” “projects,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, adverse conditions in the capital and debt markets and the impact of such conditions on the Company’s business activities; changes in interest rates, higher inflation and their impact on national and local economic conditions; changes in monetary and fiscal policies of the U.S. Treasury, the Board of Governors of the Federal Reserve System and other governmental entities; competitive pressures from other financial institutions; the effects of general economic conditions on a national basis or in the local markets in which the Company operates, including changes that adversely affect a borrowers’ ability to service and repay the Company’s loans; the effect of the COVID-19 pandemic, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions; changes in the value of securities in the Company’s portfolio; changes in loan default and charge-off rates;

fluctuations in real estate values; the adequacy of loan loss reserves; decreases in deposit levels necessitating increased borrowing to fund loans and securities; legislative changes and changes in government regulation; changes in accounting standards and practices; the risk that goodwill and intangibles recorded in the Company’s consolidated financial statements will become impaired; demand for loans in the Company’s market area; the Company’s ability to attract and maintain deposits; risks related to the implementation of acquisitions, dispositions, and restructurings; the risk that the Company may not be successful in the implementation of its business strategy, including the successful consummation of its pending acquisition of RSI Bank, or its integration of acquired financial institutions and businesses, and changes in assumptions used in making such forward-looking statements which are subject to numerous risks and uncertainties, including but not limited to, those set forth in Item 1A of the Company's Annual Report on Form 10-K and those set forth in the Company's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all as filed with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website, www.sec.gov. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company's actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes, except as required by law.
Non-GAAP Financial Measures

Reported amounts are presented in accordance with U.S. generally accepted accounting principles ("GAAP"). This press release also contains certain supplemental non-GAAP information that the Company’s management uses in its analysis of the Company’s financial results. Specifically, the Company provides measures based on what it believes are its operating earnings on a consistent basis, and excludes material non-routine operating items which affect the GAAP reporting of results of operations. The Company’s management believes that providing this information to analysts and investors allows them to better understand and evaluate the Company’s core financial results for the periods presented. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.
The Company also provides measurements and ratios based on tangible stockholders' equity. These measures are commonly utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, the Company’s management believes that such information is useful to investors.
A reconciliation of GAAP to non-GAAP financial measures are included at the end of this press release. See "Reconciliation of GAAP to Non-GAAP Financial Measures".

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Financial Condition
(In thousands)

	March 31,	December 31,
	2022	2021
Assets	(Unaudited)
Cash and due from banks	$95,736	$70,702
Short-term investments	261	261
Total cash and cash equivalents	95,997	70,963

Debt securities available for sale, at fair value (allowance for credit losses of $1,144 at March 31, 2022 and none at December 31, 2021)	1,579,497	1,703,847
Debt securities held to maturity, at amortized cost (fair value of $399,024, and 434,789 at March 31, 2022 and December 31, 2021, respectively)	419,033	429,734
Equity securities, at fair value	2,789	2,710
Federal Home Loan Bank stock	25,618	23,141

Loans receivable	6,476,755	6,360,601
Less: allowance for credit losses (1)	47,162	62,689
Loans receivable, net	6,429,593	6,297,912

Accrued interest receivable	27,774	28,300
Office properties and equipment, net	77,776	78,708
Bank-owned life insurance	248,013	247,474
Goodwill and intangible assets	91,382	91,693
Other assets	239,622	249,615
Total assets	$9,237,094	$9,224,097

Liabilities and Stockholders' Equity
Liabilities:
Deposits	$7,594,988	$7,570,216
Borrowings	432,755	377,309
Advance payments by borrowers for taxes and insurance	37,875	36,471
Accrued expenses and other liabilities	138,989	161,020
Total liabilities	8,204,607	8,145,016

Stockholders' equity:
Total stockholders' equity	1,032,487	1,079,081
Total liabilities and stockholders' equity	$9,237,094	$9,224,097

(1) The Company adopted ASU 2016-13 as of January 1, 2022. Prior year periods have not been restated.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended March 31,
	2022	2021
Interest income:	(Unaudited)
Loans receivable	$56,957	$58,768
Debt securities available for sale and equity securities	8,888	6,378
Debt securities held to maturity	2,426	1,752
Federal funds and interest-earning deposits	17	104
Federal Home Loan Bank stock dividends	447	635
Total interest income	68,735	67,637
Interest expense:
Deposits	4,687	8,875
Borrowings	1,322	2,022
Total interest expense	6,009	10,897

Net interest income	62,726	56,740

Provision for (reversal of) credit losses (1)	1,459	(1,280)

Net interest income after provision for (reversal of) credit losses	61,267	58,020

Non-interest income:
Demand deposit account fees	1,170	838
Bank-owned life insurance	1,729	1,474
Title insurance fees	957	1,620
Loan fees and service charges	640	651
Change in fair value of equity securities	79	(588)
Gain on sale of loans	110	2,150
Other non-interest income	2,356	2,450
Total non-interest income	7,041	8,595

Non-interest expense:
Compensation and employee benefits	25,999	23,393
Occupancy	5,429	5,252
Federal deposit insurance premiums	647	580
Advertising	649	535
Professional fees	1,754	1,790
Data processing and software expenses	3,267	2,771
Merger-related expenses	151	—
Loss on extinguishment of debt	—	742
Other non-interest expense	2,853	2,640
Total non-interest expense	40,749	37,703

Income before income tax expense	27,559	28,912

Income tax expense	7,155	7,867

Net income	$20,404	$21,045

Earnings per share-basic and diluted	$0.20	$0.20
Weighted average shares outstanding-basic	103,148	105,978
Weighted average shares outstanding-diluted	103,737	105,978

(1) The Company adopted ASU 2016-13 as of January 1, 2022. Prior year periods have not been restated.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Average Balances/Yields

	For the Three Months Ended March 31,
	2022			2021
	Average Balance	Interest and Dividends	Yield / Cost	Average Balance	Interest and Dividends	Yield / Cost
	(Dollars in thousands)
Interest-earnings assets:
Loans	$6,380,983	$56,957	3.62%	$6,161,405	$58,768	3.87%
Securities	2,082,060	11,314	2.20%	1,611,607	8,130	2.05%
Other interest-earning assets	67,070	464	2.81%	449,578	739	0.67%
Total interest-earning assets	8,530,113	68,735	3.27%	8,222,590	67,637	3.34%
Non-interest-earning assets	716,149			624,746
Total assets	$9,246,262			$8,847,336

Interest-bearing liabilities:
Interest-bearing demand	$2,660,083	$1,620	0.25%	$2,253,879	$2,140	0.39%
Money market accounts	656,039	323	0.20%	592,994	518	0.35%
Savings and club deposits	836,255	109	0.05%	707,655	194	0.11%
Certificates of deposit	1,750,783	2,635	0.61%	1,920,924	6,023	1.27%
Total interest-bearing deposits	5,903,160	4,687	0.32%	5,475,452	8,875	0.66%
FHLB advances	368,446	995	1.10%	743,290	1,961	1.07%
Notes payable	29,846	264	3.59%	—	—	—%
Junior subordinated debentures	7,720	63	3.31%	7,582	61	3.26%
Total borrowings	406,012	1,322	1.32%	750,872	2,022	1.09%
Total interest-bearing liabilities	6,309,172	$6,009	0.39%	6,226,324	$10,897	0.71%

Non-interest-bearing liabilities:
Non-interest-bearing deposits	1,673,708			1,407,974
Other non-interest-bearing liabilities	192,759			208,520
Total liabilities	8,175,639			7,842,818
Total stockholders' equity	1,070,623			1,004,518
Total liabilities and stockholders' equity	$9,246,262			$8,847,336

Net interest income		$62,726			$56,740
Interest rate spread			2.88%			2.63%
Net interest-earning assets	$2,220,941			$1,996,266
Net interest margin			2.98%			2.80%
Ratio of interest-earning assets to interest-bearing liabilities	135.20%			132.06%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Components of Net Interest Rate Spread and Margin

	Average Yields/Costs by Quarter
	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Yield on interest-earning assets:
Loans	3.62%	3.66%	3.66%	3.72%	3.87%
Securities	2.20	2.01	1.93	1.93	2.05
Other interest-earning assets	2.81	0.71	0.54	1.24	0.67
Total interest-earning assets	3.27%	3.14%	3.08%	3.24%	3.34%

Cost of interest-bearing liabilities:
Total interest-bearing deposits	0.32%	0.39%	0.47%	0.57%	0.66%
Total borrowings	1.32	1.08	1.07	1.07	1.09
Total interest-bearing liabilities	0.39%	0.47%	0.54%	0.62%	0.71%

Interest rate spread	2.88%	2.67%	2.54%	2.62%	2.63%
Net interest margin	2.98%	2.79%	2.67%	2.77%	2.80%

Ratio of interest-earning assets to interest-bearing liabilities	135.20%	134.13%	132.89%	133.53%	132.06%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Selected Financial Highlights

	For the Three Months Ended March 31,
	2022	2021
SELECTED FINANCIAL RATIOS (1):
Return on average assets	0.89%	0.96%
Core return on average assets	0.97%	0.99%
Return on average equity	7.73%	8.50%
Core return on average equity	8.38%	8.71%
Core return on average tangible equity	9.17%	9.53%
Interest rate spread	2.88%	2.63%
Net interest margin	2.98%	2.80%
Non-interest income to average assets	0.31%	0.39%
Non-interest expense to average assets	1.79%	1.73%
Efficiency ratio	58.41%	57.71%
Core efficiency ratio	55.01%	56.57%
Average interest-earning assets to average interest-bearing liabilities	135.20%	132.06%
Net (recoveries) charge-offs to average outstanding loans	(0.01)%	0.10%

(1) Ratios for the three months are annualized when appropriate.

CAPITAL RATIOS:
	March 31,	December 31,
	2022 (1)	2021
Company:
Total capital (to risk-weighted assets)	16.93%	17.13%
Tier 1 capital (to risk-weighted assets)	16.08%	16.15%
Common equity tier 1 capital (to risk-weighted assets)	15.96%	16.04%
Tier 1 capital (to adjusted total assets)	11.41%	11.23%

Columbia Bank:
Total capital (to risk-weighted assets)	15.56%	15.39%
Tier 1 capital (to risk-weighted assets)	14.69%	14.38%
Common equity tier 1 capital (to risk-weighted assets)	14.69%	14.38%
Tier 1 capital (to adjusted total assets)	10.43%	9.80%

Freehold Bank:
Total capital (to risk-weighted assets)	23.12%	22.87%
Tier 1 capital (to risk-weighted assets)	22.68%	22.86%
Common equity tier 1 capital (to risk-weighted assets)	22.68%	22.86%
Tier 1 capital (to adjusted total assets)	14.65%	13.71%

(1) Estimated ratios at March 31, 2022

ASSET QUALITY:
	March 31,	December 31,
	2022	2021
	(Dollars in thousands)

Non-accrual loans	$4,595	$3,939
90+ and still accruing	—	—
Non-performing loans	4,595	3,939
Real estate owned	—	—
Total non-performing assets	$4,595	$3,939

Non-performing loans to total gross loans	0.07%	0.06%
Non-performing assets to total assets	0.05%	0.04%
Allowance for credit losses on loans ("ACL")	$47,162	$62,689
ACL to total non-performing loans	1,026.38%	1,591.50%
ACL to gross loans	0.73%	0.99%
Unamortized purchase accounting fair value credit marks on acquired loans	$3,770	$5,019

LOAN DATA:
	March 31,	December 31,
	2022	2021
	(In thousands)
Real estate loans:
One-to-four family	$2,179,698	$2,092,317
Multifamily	1,077,938	1,041,108
Commercial real estate	2,183,704	2,170,236
Construction	261,674	295,047
Commercial business loans	466,517	452,232
Consumer loans:
Home equity loans and advances	270,709	276,563
Other consumer loans	1,659	1,428
Total gross loans	6,441,899	6,328,931
Purchased credit deteriorated ("PCD") loans	6,655	6,791
Net deferred loan costs, fees and purchased premiums and discounts	28,201	24,879
Allowance for credit losses	(47,162)	(62,689)
Loans receivable, net	$6,429,593	$6,297,912

Reconciliation of GAAP to Non-GAAP Financial Measures

Book and Tangible Book Value per Share
	March 31,	December 31,
	2022	2021
	(Dollars in thousands)

Total stockholders' equity	$1,032,487	$1,079,081
Less: goodwill	(85,324)	(85,324)
Less: core deposit intangible	(4,966)	(5,214)
Total tangible stockholders' equity	$942,197	$988,543

Shares outstanding	106,441,922	107,442,453

Book value per share	$9.70	$10.04
Tangible book value per share	$8.85	$9.20

Reconciliation of Core Net Income
	Three Months Ended March 31,
	2022	2021
	(In thousands)

Net income	$20,404	$21,045
Add: merger-related expenses, net of tax	123	—
Add: loss on extinguishment of debt, net of tax	—	540
Add: litigation expenses, net of tax	1,644	—
Core net income	$22,171	$21,585

Return on Average Assets
	Three Months Ended March 31,
	2022	2021
	(Dollars in thousands)

Net income	$20,404	$21,045

Average assets	$9,246,262	$8,847,336

Return on average assets	0.89%	0.96%

Core net income	$22,171	$21,585

Core return on average assets	0.97%	0.99%

Reconciliation of GAAP to Non-GAAP Financial Measures (continued)

Return on Average Equity
	Three Months Ended March 31,
	2022	2021
	(Dollars in thousands)

Total average stockholders' equity	$1,070,623	$1,004,518
Add: merger-related expenses, net of tax	123	—
Add: loss on extinguishment of debt, net of tax	—	540
Add: litigation expenses, net of tax	1,644	—
Core average stockholders' equity	$1,072,390	$1,005,058

Return on average equity	7.73%	8.50%

Core return on core average equity	8.38%	8.71%

Return on Average Tangible Equity
	Three Months Ended March 31,
	2022	2021
	(Dollars in thousands)

Total average stockholders' equity	$1,070,623	$1,004,518
Less: average goodwill	(85,323)	(79,906)
Less: average core deposit intangible	(5,128)	(6,102)
Total average tangible stockholders' equity	$980,172	$918,510

Core return on average tangible equity	9.17%	9.53%

Reconciliation of GAAP to Non-GAAP Financial Measures (continued)

Efficiency Ratios
	Three Months Ended March 31,
	2022	2021
	(Dollars in thousands)

Net interest income	$62,726	$56,740
Non-interest income	7,041	8,595
Total income	$69,767	$65,335

Non-interest expense	$40,749	$37,703

Efficiency ratio	58.41%	57.71%

Non-interest expense	$40,749	$37,703
Less: merger-related expenses	(151)	—
Less: loss on extinguishment of debt	—	(742)
Less: litigation expenses	(2,220)	—
Core non-interest expense	$38,378	$36,961

Core efficiency ratio	55.01%	56.57%